FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2011 FINANCIAL RESULTS
• Fourth Quarter 2011 Net Sales of $283.2 Million
• Fiscal Year 2011 Net Sales of $1.606 Billion

MANHATTAN BEACH, CA. – February 15, 2012 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2011.

Net sales for the fourth quarter of 2011 were $283.2 million as compared to $454.6 million in the fourth quarter of 2010. Loss from operations in the fourth quarter of 2011 was $103.1 million versus earnings from operations of $1.4 million in the fourth quarter of 2010. Net loss for the fourth quarter of 2011 was $57.7 million versus net earnings $3.2 million in the fourth quarter of 2010. Net loss per diluted share in the fourth quarter of 2011 was $1.18 based on 48.9 million weighted average shares outstanding as compared to net earnings per diluted share of $0.07 based on 49.2 million weighted average shares outstanding in the fourth quarter of 2010. Gross profit for the fourth quarter of 2011 was $112.6 million, including an additional reserve of $5.6 million on our original Shape-ups product, compared to $184.2 million in the fourth quarter of 2010. Gross margin in the fourth quarter 2011 was 39.8 percent versus 40.5 percent for the fourth quarter of 2010. The net loss for the quarter includes a pre-tax $45.0 million reserve for potential exposure relating to previously disclosed litigation and regulatory matters. Also, in the fourth quarter of 2011, we recorded additional pre-tax expenses of $5.0 million in additional legal and professional fees for various legal matters, $3.1 million in impairment charges, and $4.6 million in foreign bad debt reserves, offset by a pre-tax gain of $9.9 million on the sale of one of our former distribution center facilities in Ontario, California.

Fourth quarter 2011 net sales were down 37.7 percent, which is attributable to a difficult comparison against a record fourth quarter 2010 that included higher priced toning footwear, combined with lower than expected sales across many of our other SKECHERS footwear lines primarily in our domestic wholesale business,” began David Weinberg, chief operating officer and chief financial officer. “Our international business was also impacted by the slowing of toning sales as well as economic difficulties in many markets. Our retail business held up the best in part due to the increased number of stores as well as our ability to quickly turn product.”

Fiscal year 2011 net sales were $1.606 billion as compared to net sales of $2.007 billion in 2010. Loss from operations for 2011 was $133.8 million versus earnings from operations of $195.6 million in 2010. Net loss for 2011 was $67.5 million versus net earnings of $136.1 million in 2010. Net loss per diluted share for fiscal year 2011 was $1.39 based on 48.5 million weighted average shares outstanding versus diluted earnings per share of $2.78 based on 49.0 million weighted average shares outstanding in the prior year. Gross profit for 2011 was $623.7 million compared to $911.9 million in 2010. Gross margin for 2011 was 38.8 percent versus 45.4 percent for 2010.

Robert Greenberg, SKECHERS chief executive officer, commented: “In 2010, we experienced record growth with annual sales exceeding $2 billion and were the clear leader in the explosive toning category, which has since slowed significantly. Our strong position in the fitness footwear industry however led to the development and marketing of our first true performance footwear line, Skechers GOrun. The initial response has been strong following its first delivery to select stores in the fourth quarter of 2011, and continues to grow as it expands to more doors during the first quarter of 2012. We have also built on this fitness platform with lifestyle athletic shoes for kids and adults. Last quarter we supported our kids, lifestyle and fitness lines with commercials, including a high energy spot for Skechers GOrun. This quarter we created a media frenzy with our new Skechers GOrun Super Bowl commercial, starring the spunky French bulldog Mr. Quiggly and Dallas Mavericks owner Mark Cuban. Along with Mr. Quiggly and Mark Cuban, we continue to support our lifestyle and fitness lines with Dancing with the Stars host Brooke Burke for BOBS from SKECHERS and LIV by SKECHERS, and elite runner Meb Keflezighi, who ran a personal best time and won the Olympic marathon trials in January while wearing custom Skechers GOrun footwear. Our new lines were delivered this quarter to many markets around the world, and we are excited to see the enthusiasm for our fresh products from both our international retail partners and consumers. We are continuing to expand in key international markets, including the recent transition of our business in Japan from a third-party distributor to a wholly-owned subsidiary. We are also encouraged by our company-owned concept stores, which had positive comp sales in January 2012. We believe that many of the challenges that we faced in the back half of 2011 are behind us, and we are eager to move ahead with our fresh product, effective marketing, and targeted distribution.”

Mr. Weinberg added: “2011 was a challenging year with the shift in footwear trends, but we are pleased with the advancements we have made in our product offering and in the management of our inventory levels, which decreased by $172 million year-over-year. We believe our cash position of $351 million, our reduced inventory levels, along with the opening of our more efficient North American distribution center in November 2011, our significantly reduced selling expense plan, as well as an expected tax refund receivable of approximately $52 million, provides us with the necessary liquidity to position us well for the back half of 2012. We will be working toward reducing our operating expenses relative to top line revenues in the back half of the year, and believe the only planned spending increases this year will be for the opening of 18 to 20 company-owned stores and the launch of our subsidiary in Japan as we look to build this market to be our largest subsidiary. “

ABOUT SKECHERS USA, Inc.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, Japan and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in SKECHERS’ Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the quarter ended September 30, 2011. The risks included here are not exhaustive. SKECHERS operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$351,144	$233,558
Trade accounts receivable, net	176,018	266,057
Other receivables	6,636	9,650

Total receivables	182,654	275,707
Inventories	226,407	398,588
Prepaid expenses and other current assets	88,005	53,791
Deferred tax assets	39,141	11,720

Total current assets	887,351	973,364
Property and equipment, at cost less accumulated	376,446	293,802
depreciation and amortization
Intangible assets, less applicable amortization	4,148	7,367
Deferred tax assets	530	12,323
Other assets, at cost	13,413	17,938

TOTAL ASSETS	$1,281,888	$1,304,794

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$10,059	$11,984
Short-term borrowings	50,413	18,346
Accounts payable	231,000	246,595
Accrued expenses	16,994	30,385

Total current liabilities	308,466	307,310
Long-term borrowings, excluding current installments	76,531	51,650
Deferred tax liabilities	4,364	—

Total liabilities	389,361	358,960
Equity:
Skechers U.S.A., Inc. equity	852,561	908,203
Noncontrolling interests	39,966	37,631

Total equity	892,527	945,834

TOTAL LIABILITIES AND EQUITY	$1,281,888	$1,304,794

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$283,248	$454,619	$1,606,016	$2,006,868
Cost of sales	170,635	270,427	982,268	1,094,962

Gross profit	112,613	184,192	623,748	911,906
Royalty income	3,128	1,420	7,558	4,568

	115,741	185,612	631,306	916,474

Operating expenses:
Selling	23,398	40,476	152,000	186,738
General and administrative	150,851	143,755	569,164	532,996
Legal settlements	44,581	(4)	43,935	1,172

	218,830	184,227	765,099	720,906

Income (loss) from operations	(103,089)	1,385	(133,793)	195,568
Other income (expense):
Interest, net	(2,042)	(1,735)	(6,002)	(220)
Gain on disposal of assets	9,893	5	9,632	44
Other, net	(299)	1,397	(884)	1,211

	7,552	(333)	2,746	1,035

Earnings (loss) before income taxes	(95,537)	1,052	(131,047)	196,603
Income tax expense (benefit)	(37,500)	(2,334)	(63,467)	60,198

Net income (loss)	(58,037)	3,386	(67,580)	136,405
Less: Net income (loss) attributable to noncontrolling interest.	(376)	149	(96)	257

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$(57,661)	$3,237	$(67,484)	$136,148

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$(1.18)	$0.07	$(1.39)	$2.87

Diluted	$(1.18)	$0.07	$(1.39)	$2.78

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	48,931	47,913	48,491	47,433

Diluted	48,931	49,152	48,491	49,050